Exhibit 99.1

OREXIGEN(R) Therapeutics Announces Fourth Quarter and Year Ended

December 31, 2009 Financial Results

San Diego, CA, March 9, 2010 – Orexigen® Therapeutics, Inc. (Nasdaq: OREX), a biopharmaceutical company focused on the treatment of obesity, today announced financial results for the three months and year ended December 31, 2009.

Three months ended December 31, 2009

As of December 31, 2009, Orexigen held $37.7 million in cash and cash equivalents and an additional $54.5 million in investment securities, available-for-sale. Together, these amounts total $92.2 million.

For the three months ended December 31, 2009, Orexigen reported a net loss of $15.0 million, or $0.32 per share attributable to common stockholders, as compared to a net loss of $22.1 million, or $0.64 per share attributable to common stockholders, for the same period in 2008.

Total operating expenses for the three months ended December 31, 2009 were $14.8 million compared to $22.1 million for the same period in 2008. The decreased operating expenses were due primarily to a decrease in research and development expenses of $8.7 million related to the completion of our Contrave® Phase 3 clinical trials and completion of our Phase 2 clinical trial for Empatic™, offset partly by an increase in general and administrative costs of $1.3 million due principally to increases in salaries and personnel related costs, marketing and consulting expenses and medical affairs expense.

Year ended December 31, 2009

For the year ended December 31, 2009, Orexigen reported a net loss of $66.6 million, or $1.67 per share attributable to common stockholders, as compared to a net loss of $93.2 million, or $2.76 per share attributable to common stockholders, for 2008.

Total operating expenses for the year ended December 31, 2009 were $65.6 million compared to $94.9 million for 2008. The decreased operating expenses were due primarily to a decrease in research and development expenses of $31.8 million related to the completion of our Contrave Phase 3 clinical trials and completion of our Phase 2 clinical trial for Empatic, offset partly by an increase in general and administrative costs of $2.5 million due principally to increases in salaries and personnel related costs, medical affairs expense, recruiting expense and public relations costs.

“Orexigen has made significant progress in the past year that positions us for our transformation to a commercial enterprise,” said Michael Narachi, President and CEO of Orexigen. “We completed our Contrave Phase 3 Program and our Empatic Phase 2 program, both with very positive results, and have nearly completed all sections of our New Drug Application for Contrave, which we expect to file with the FDA by the end of April. In addition, we raised additional capital which has allowed us to significantly advance our preparations for a targeted commercial launch, and to outline the value proposition for potential partners that would enable access to the broader primary care markets.”

2009 Highlights

•

Orexigen made a number of key additions to its management team and staff, which will help position the Company for long term regulatory and commercial success. In April, Orexigen announced that it appointed Michael Narachi, a 20 year veteran of Amgen, as President and Chief Executive Officer. Later in the year, the Company announced a number of other strategic hires: Jay Hagan as Head of Corporate Development and Strategy, Mark Booth as Chief Commercial Officer, Dawn Viveash M.D. as Head of Global Regulatory Affairs, Suzanne McDonald as Head of Managed Markets and Government Affairs, Preston Klassen, M.D., MHS as Head of the Global Contrave Program and Whedy Wang, Ph.D., MPH as Head of Global Biomedical Information.

Contrave

Orexigen announced the results of all four of its Phase 3 trials in the Contrave Obesity Research, or COR, program in 2009. Each trial met its co-primary endpoints. Data from these trials demonstrated the following:

•

In the COR-I and COR-II trials, approximately 48% and 56% of patients on Contrave32 lost at least 5% of their body weight after 56 weeks on an intent-to-treat basis, as compared to placebo patients who lost approximately 16% and 17% (p<0.001). Additionally, approximately 34% to 48% of patients who completed one year of therapy on Contrave32 in these two trials lost at least 10% of their baseline body weight.

•

In the COR-BMOD trial, which incorporated an intensive diet and exercise behavior modification regimen, approximately 55% of patients who completed one year of therapy on Contrave32 lost at least 10% of their baseline body weight.

•

In the COR-Diabetes trial, patients with type 2 diabetes taking Contrave lost significantly more weight than patients on placebo, and they also achieved substantial improvements in glycemic control. Specifically, Contrave patients showed a 0.6% reduction in hemoglobin A1c (HbA1c) from baseline, compared to a 0.1% reduction in placebo.

•

Key secondary endpoints met across the entire COR Phase 3 program included significant improvements in markers of cardiometabolic risk such as waist circumference, HDL cholesterol and triglycerides. Additional analyses indicate that Contrave patients experienced an increased ability to control their eating compared to placebo.

•

Contrave was generally well tolerated by patients across the COR Phase 3 program. The most frequently observed treatment-emergent adverse events were nausea, constipation and headache. Nausea was the leading adverse event resulting in discontinuation; however, for the majority of patients experiencing nausea, it was mild to moderate, transient and manageable.

The results from the successfully completed COR program of more than 4,500 patients exceed the FDA categorical efficacy benchmark for clinically significant weight loss, supporting the Company’s plan to file a New Drug Application with the FDA by the end of April.

Empatic

In September, Orexigen announced the data from the Phase 2b clinical trial of Empatic. The results of this trial demonstrated the following:

•

Patients completing 24 weeks of Empatic360 (bupropion SR 360mg/zonisamide SR 360 mg) therapy lost 9.9% of their baseline body weight compared to 1.7% for placebo patients (p<0.001). Importantly, mean weight loss for patients on Empatic continued to decline through the endpoint of the trial, with no evidence of a weight loss plateau.

•	Improvements were observed in key markers of cardiometabolic risk, such as waist circumference, triglycerides, fasting insulin and blood pressure, compared to placebo.

•

The most commonly reported adverse events, as well as those leading to discontinuation, for all Empatic patients were headache, nausea and insomnia. Adverse events and laboratory findings appeared to be consistent with the individual components of Empatic. There were no statistically or clinically meaningful differences between Empatic and placebo on measures of cognitive function, depression, suicidality or anxiety.

Corporate

•	In July, the Company completed a public offering of 11.5 million shares of common stock at $7.50 per share, which resulted in net proceeds to the Company of approximately $81.6 million.

Conference Call Today at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time)

The Orexigen management team will host a teleconference and webcast to discuss the three months and year ended December 31, 2009 financial results and recent business highlights. The live call may be accessed by phone by calling (866) 730-5769 (domestic) or (857) 350-1593 (international), participant code 19470590. The webcast can be accessed live on the investor relations section of the Orexigen web site at http://www.orexigen.com, and will be archived for 14 days following the call.

About Orexigen Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of obesity. The Company’s lead investigational product, Contrave®, has completed Phase 3 clinical trials. The Company’s second product, Empatic™, has completed Phase 2 clinical development. Each product candidate is designed to act on a specific group of neurons in the central nervous system with the goal of achieving appetite suppression and sustained weight loss, through combination therapeutic approaches. Further information about the Company can be found at http://www.Orexigen.com.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release and in the teleconference/webcast that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding the potential for, and timing of, filing an NDA for Contrave. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: risks inherent in the continued analyses of clinical trial results, including Contrave Phase 3 trials; the uncertainty of the FDA approval process and other regulatory requirements; the therapeutic and commercial value of Contrave and Empatic; reliance on third parties to assist with the development of Contrave and Empatic and the regulatory submissions related thereto; the potential for adverse safety findings relating to Contrave or Empatic; the potential to enter into and the terms of any commercial partnership or other strategic transaction relating to Contrave or Empatic; and other risks described in the Company’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Orexigen	Media
Graham Cooper	Liz Frank
Chief Financial Officer	WeissComm Partners
(858) 875-8600	(212) 301-7216

Orexigen Therapeutics, Inc.

(a development stage company)

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,		Period from September 12, 2002 (Inception) to December 31, 2009
	2009	2008	2009	2008
Revenues:
Collaborative agreement	$—	$—	$—	$—	$174
License revenue	22	22	88	88	441

Total revenues	22	22	88	88	615
Operating expenses:
Research and development	8,862	17,526	47,441	79,261	216,559
General and administrative	5,923	4,602	18,177	15,651	55,999

Total operating expenses	14,785	22,128	65,618	94,912	272,558

Loss from operations	(14,763)	(22,106)	(65,530)	(94,824)	(271,943)
Other income (expense):
Interest income	38	315	333	3,115	9,012
Interest expense	(295)	(335)	(1,365)	(1,531)	(3,806)

Total other income (expense)	(257)	(20)	(1,032)	1,584	5,206

Net loss	(15,020)	(22,126)	(66,562)	(93,240)	(266,737)
Accretion to redemption value of redeemable convertible preferred stock	—	—	—	—	(78)
Deemed dividend of beneficial conversion for Series C preferred stock	—	—	—	—	(13,860)

Net loss attributable to common stockholders	$(15,020)	$(22,126)	$(66,562)	$(93,240)	$(280,675)

Net loss per share attributable to common stockholders - basic and diluted	$(0.32)	$(0.64)	$(1.67)	$(2.76)

Shares used in computing net loss per share attributable to common stockholders - basic and diluted	47,088	34,429	39,905	33,762

Orexigen Therapeutics, Inc.

(a development stage company)

Balance Sheets

(In thousands, except share and par value amounts)

	December 31, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,658	$45,451
Investment securities, available-for-sale	54,500	40,716
Prepaid expenses and other current assets	1,529	1,184

Total current assets	93,687	87,351
Property and equipment, net	1,324	2,059
Restricted cash	1,290	1,375
Other assets	547	1,123

Total assets	$96,848	$91,908

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$9,828	$18,810
Deferred revenue, current portion	88	88
Long-term debt, current portion	6,384	7,591

Total current liabilities	16,300	26,489
Deferred revenue, less current portion	971	1,058
Long-term debt, less current portion	2,416	8,800
Other long-term liabilities	1,258	1,767
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized at December 31, 2009 and 2008; no shares issued and outstanding at December 31, 2009 and 2008	—	—
Common stock, $.001 par value, 100,000,000 shares authorized at December 31, 2009 and 2008; 47,215,479 and 34,433,322 shares issued and outstanding at December 31, 2009 and 2008, respectively	47	34
Additional paid-in capital	342,599	253,782
Accumulated other comprehensive income (loss)	(6)	153
Deficit accumulated during the development stage	(266,737)	(200,175)

Total stockholders’ equity	75,903	53,794

Total liabilities and stockholders’ equity	$96,848	$91,908